PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated July 16, 2025)	Registration No. 333-288693

Mobile-health Network Solutions

Up to $2,895,584

This prospectus supplement amends and supplements the information in the prospectus, dated July 16, 2025, filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3 (File No. 333-288693) (the “Registration Statement”), as previously supplemented by our prospectus supplements, respectively dated September 9, 2025 (the “September Prospectus Supplement”) and November 24, 2025 (the “November 24 Prospectus Supplement”, together with the Registration Statement, the “Prior Prospectus”), relating to the offer and sale of a number of shares of our Class A Ordinary Share, $0.00016 par value per share, having an aggregate offering price of up to $300,000,000 (“Shares”), pursuant to that certain At The Market Offering Agreement we previously entered into with A.G.P./Alliance Global Partners (the “Sales Agent” or “AGP”) on July 15, 2025 (the “Sales Agreement”).

As of the date of this prospectus supplement, we have sold $2,248,445 of our Class A Ordinary Shares pursuant to the Sales Agreement and the Prior Prospectus. We are filing this prospectus supplement to amend the Prior Prospectus to increase the amount we may offer and sell under the registration statement of which this prospectus supplement and the Prior Prospectus form a part from $2,262,250 to $2,895,584 following an increase in the aggregate market value of issued and outstanding Class A Ordinary Shares held by non-affiliates (our “Public Float”). From the date of the Prior Prospectus to the date of this prospectus supplement, we have offered and sold $2,248,445 of our Class A Ordinary Shares under the Sales Agreement. Accordingly, under this prospectus supplement, we may offer and sell Class A Ordinary Shares having a maximum aggregate offering price of up to $647,138 from time to time through A.G.P. acting as our sales agent or principal in accordance with the Sales Agreement. If our Public Float increases such that we may sell a greater amount of Class A Ordinary Shares under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus form a part, we will file another prospectus supplement prior to making such sales.

Pursuant to General Instruction I.B.5 of Form F-3, in no event may we sell, pursuant to the registration statement of which this prospectus supplement and the Prior Prospectus form a part, securities in a public primary offering with a value exceeding one-third of our Public Float in any 12-month period, so long as our Public Float remains below $75,000,000. Our Public Float as of November 26, 2025 was $8,686,752.50, based on 1,828,790 shares of our common stock issued and outstanding and held by non-affiliates on November 26, 2025, and a price per share of $4.75 as of November 21, 2025, which is a date within 60 days prior to the filing date of this prospectus supplement. As of the date hereof, we have sold securities with an aggregate market value of $2,248,445 pursuant to General Instruction I.B.5 of Form F-3 during the prior 12-month period that ends on and includes the date hereof.

This prospectus supplement should be read in conjunction with the Prior Prospectus, including all supplements thereto and documents incorporated by reference therein, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “MNDR.” The last reported sale price of our Class A Ordinary Shares on November 26, 2025, was $2.65 per share.

Class A Ordinary Shares covered by this prospectus may be sold by any method deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). If authorized by us in writing, the Sales Agent may also sell shares of our Class A Ordinary Shares in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or by any other method permitted by law. If we and the Sales Agent agree on any method of distribution other than sales of shares of our Class A Ordinary Shares on or through Nasdaq or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. The Sales Agent is not required to sell any specific number or dollar amount of securities but, when it receives a sale order from us, the Sales Agent has agreed to use commercially reasonable efforts consistent with normal trading and sales practices to execute the order on mutually agreed terms. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

The compensation payable to the Sales Agent for sales of Class A Ordinary Shares sold pursuant to the Sales Agreement will be 3.0% of the gross proceeds of the sales price of Class A Ordinary Shares sold, in addition to reimbursement of certain expenses. See “Plan of Distribution” in the Prior Prospectus. We anticipate no other commissions or material expenses for sales under the Sales Agreement. The orders will be executed at price limits imposed by us.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-4 of the September Prospectus Supplement, and in the filings with the Securities and Exchange Commission that are incorporated by reference into the Prior Prospectus and this prospectus supplement, for certain risks you should consider. You should read all the information set forth in this prospectus supplement and the Prior Prospectus, as well as the documents incorporated by reference herein and the Prior Prospectus, carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prior Prospectus, this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is November 28, 2025.